CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE…

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME, UP 20.0%
FOR THE THREE MONTHS ENDEd JUNE 30, 2006
AND 20.0% FOR THE FIRST SIX MONTHS OF 2006

Cranbury NJ – JULY 25, 2006…1ST Constitution Bancorp (NASDAQ:  FCCY) reported net income of $2,612,022 for the first six months of 2006, an increase of 20.0 percent over net income of $2,176,905 reported for the corresponding period in 2005.  Diluted earnings per share for the six months ended June 30, 2006 were $0.73, an increase of 21.7 percent from the $0.60 per share reported for the first half of 2005.  The return on average equity for the first half of 2006 was 17.31 percent and the return on average assets was 1.42 percent.  By comparison, the first half of 2005 generated returns on average equity and assets of 16.24 percent and 1.31 percent respectively.

Net income for the second quarter of 2006 was of record proportions and reached $1,357,264, representing a 20.0 percent increase in net income over net income of $1,131,374 earned during the same period of 2005.  Diluted earnings per share were $0.38 for the three months ended June 30, 2006, an increase of 22.6 percent from the $0.31 per share reported for the second quarter of 2005.  For the second quarter of 2006, the return on average equity was 17.69 percent and return on average assets was 1.45 percent, as compared to a return on average equity of 16.75 percent and a return on average assets of 1.34 percent for the second quarter of 2005.

Net interest income for the second quarter ended June 30, 2006 was $4,609,109, an increase of 26.9 percent over the $3,630,713 in net interest income reported for the second quarter of 2005.  Net interest income for the six months ended June 30, 2006 was $8,843,235, an increase of 23.3 percent over the $7,171,379 reported for the six months ended June 30, 2005.

Robert F. Mangano, president and chief executive officer, attributed higher earnings for the six months ended June 30, 2006 to continuing momentum across a broad range of product lines, primarily relating to the Bank’s lending activities, deposit growth, and the continued generation of non-interest income.  Loans increased in all major portfolio categories and overall grew by 17.5 percent, and deposits increased by 5.4 percent for the first six months of 2006, in each case compared to the six months ended June 30, 2005.

At June 30, 2006, total assets reached $381.6 million, an increase of 9.9 percent from total assets of $347.1 million at June 30, 2005.

1ST Constitution Bancorp through its primary subsidiary, 1ST Constitution Bank, operates 9 branch banking offices in Cranbury (2), Jamesburg, Hamilton, Montgomery, Perth Amboy, Plainsboro, Princeton, and West Windsor.  The Bank also operates a loan production office in Fort Lee, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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1ST Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Income Statement Data:
Interest income	$6,789	$5,036	$12,942	$9,857
Interest expense	2,180	1,406	4,099	2,686
Net interest income	4,609	3,630	8,843	7,171
Provision for loan losses	170	135	340	195
Net interest income after prov.for loan losses	4,439	3,495	8,503	6,976
Non-interest income	474	810	1,204	1,432
Non-interest expense	3,108	2,622	6,198	5,192
Income before income taxes	1,805	1,683	3,509	3,216
Income tax expense	448	552	897	1,039
Net income	$1,357	$1,131	$2,612	$2,177

Balance Sheet Data:
Total Assets			$381,626	$347,129
Loans, including loans held for sale			277,471	236,231
Allowance for loan losses			(2,693)	(2,191)
Investment securities available for sale			64,660	73,227
Investment securities held to maturity			17,437	16,225
Deposits			293,925	278,852
Shareholders' Equity			31,708	27,603

Performance Ratios:
Return on average assets	1.45%	1.34%	1.42%	1.31%
Return on average equity	17.69%	16.75%	17.31%	16.24%
Net interest margin	5.33%	4.67%	5.18%	4.66%
Efficiency ratio	61.1%	59.1%	61.7%	60.3%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			827	1,201
OREO property			0	0
Net charge-offs (recoveries)			9	9
Allowance for loan losses to total loans			0.97%	0.93%
Nonperforming loans to total loans, including loans held for sale			0.30%	0.51%

Per Share Data:
Earnings per share - Basic	$0.39	$0.32	$0.76	$0.63
Earnings per share - Diluted	$0.38	$0.31	$0.73	$0.60
Book value per share			$9.21	$8.06